EXHIBIT 10.02

                          MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT made as of the 10th day of January, 2001

BETWEEN:

         IDAHO CONSOLIDATED METALS CORP., a body corporate, having an office and chief place of business at 504 Main Street, Suite 470, Lewiston, Idaho, USA 83501

        (hereinafter called "Idaho")
                                                               OF THE FIRST PART
AND:

         CRYSTALLEX INTERNATIONAL CORPORATION., a body corporate, having an office and chief place of business at Suite 902, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

        (hereinafter called "Crystallex")
                                                              OF THE SECOND PART

WITNESSES WHEREAS
A. Idaho is a mining and exploration company focussed on exploring platinum group mineral ("PGM") properties. Idaho has assembled an extensive land position of approximately 30,000 acres in one of the world's highest-grade PGM areas, the Stillwater Complex in Montana, USA.

B. Crystallex is a successful mining company with experience in exploring and developing mining properties and taking mining projects through to successful commercial production and has assembled a management team experienced in all aspects of the mining industry. Crystallex has successfully financed its operations in excess of CDN$100,000,000 over the past five years and recently has secured non-recourse financings in the amount of CDN$90,000,00 for future expansion, debt restructuring and a precious metals trading facility.

C. Idaho intends to accelerate the exploration and development of its Stillwater Complex mineral claims with the goal of achieving commercial production of PGMs from one or more of its exploration targets in the Stillwater Complex (the "Idaho goal"). These targets include extensions and off-sets of the J M Reef, which hosts the world's richest PGM ore body and is currently being mined by Stillwater Mining Company. The JM Reef potential is only one of Idaho's PGM exploration targets, but exploitation of this target alone would be a significant event for Idaho and the mining industry.

D. To assure maximum exploitation of Idaho's PGM properties, Idaho has agreed to engage Crystallex to provide Idaho with a broad range of management services and Crystallex has agreed to provide such services to Idaho, all on the terms and conditions set out herein.

IN CONSIDERATION of the mutual covenants and agreements and the sum of TEN ($10.00) DOLLARS now paid by Idaho to Crystallex (receipt of which Crystallex hereby acknowledges) the parties hereto covenant and agree, each with the other, as follows:

IDAHO'S MILESTONES

1. Idaho has established certain milestones which it wishes to meet in order to achieve its goal. These milestones, together with the budgeted costs of achieving same are set out in a five-year plan and budget projection attached as Schedule "A" to this agreement. The particulars of some of the milestones referred to in the five-year budget are as follows:

         (a) The securing of a minimum US$4,000,000 financing for Idaho in the spring of 2001 from the sale of Idaho's equities in order to fund the projected expansion drilling program;

         (b) The implementation and execution of an extensive expansion drilling program in the field season of 2001, commencing no later than April 30, 2001 and continuing into the fourth quarter 2001. The program is planned to employ two to three drills working around the clock, seven days a week;

         (c) The obtaining of full registration of its shares in the United States of America under the American securities laws;

         (d) The preparation of a plan to systematically map and sample Idaho's Stillwater Complex mineral claims and to carry out this program over field seasons in the years 2001, 2002 and 2003, by employing two field crews, each comprising one geologist and one helper;

         (e) The conversion of paper based data to digital format of the extensive geological data generated by Anaconda and others on the Stillwater Complex at a reported cost of US$57,000,000. Potentially relevant information has been generated from the 1930's to the present time.

         (f) The reassaying of selected intervals of approximately 140,000 feet of diamond drill core acquired as a result of Idaho's joint venture agreement with Chrome Corp. of America;

         (g) The establishing of base lines in the field season of year 2001 on Idaho's Stillwater Complex mineral claims to lay the groundwork for filing an environmental impact statement ("EIS").

CRYSTALLEX'S MANAGEMENT SERVICES

2. During the term of this Agreement, Crystallex agrees to provide to Idaho management, technical and financial services on an ongoing basis and as determined by a management committee (the "Management Committee") to be immediately constituted between the parties. The management services to be made available to Idaho are as follows:

         (a) review of geological data and assistance in planning the expansion drill program and prioritizing exploration drilling;

         (b) assistance in reviewing and negotiating any third party proposals that are submitted to Idaho;

         (c) assistance in securing funding on an ongoing basis to enable Idaho to meet its five year budget set out on Schedule "A";

         (d) assistance in developing an improved communications package for its shareholders, and brokerage firms and mining analysts commensurate with the potential of its PGM properties;

         (e) assistance in developing computer programs to achieve the goal of digitizing and utilizing the historical geological information relative to Idaho's Stillwater Complex mining claims.

MANAGEMENT COMMITTEE

3. Upon execution of this Agreement, the parties shall immediately constitute a management committee comprised of two nominees of Idaho and one nominee of Crystallex to review overall policies and objectives for the achieving of Idaho's milestones, to oversee operations and to scrutinize programs and budgets and provide direction to the employees of Idaho carrying out the programs. The initial appointees to the Management Committee shall be the following persons:

         Representing Idaho       -   Del Steiner          President
                                  -   Wilf Struck          Vice-President of
                                                             Exploration

         Representing Crystallex  -   Dr. Luca M. Riccio   Vice-President of
                                                             Exploration

4. The Management Committee shall be responsible for identifying and quantifying the management, technical and financial services needed by Idaho and to be supplied by Crystallex in order to enable Idaho to achieve the milestones set out herein. The Management Committee shall also be responsible for the monitoring of the delivery of the services by Crystallex and a majority report by the Management Committee as to the delivery of the management services by Crystallex shall be determinative of the fact as to the performance or non-performance of Crystallex in accordance with the spirit and intent of this Agreement.

5. The Management Committee shall hold regular meetings at least quarterly in Vancouver, British Columbia or at other mutually agreed place. The President of Idaho shall be responsible for calling the meetings and shall give 30 days notice to the members of the Management Committee of such regular meetings. Additionally, any party may call a special meeting upon 14 days notice to the other members of the Management Committee. There shall be a quorum if notice has been given as provided in this Agreement and at least two members of the Management Committee are present.

6. Where decisions are required to be made by the Management Committee, each member of the Management Committee shall have one vote and all decisions of the Management Committee shall be decided by a simple majority vote of the members. In lieu of meetings, the Management Committee may make decisions in writing signed by all members of the Management Committee.

7. A notice of meeting of the Management Committee shall include an itemized agenda prepared by the President of Idaho, but any matters may be considered with the consent of all members of the Management Committee. The President of Idaho shall arrange for the preparation of the minutes of all meetings and shall distribute copies of such minutes to the parties within thirty (30) days after the meeting. Once approved, the minutes shall be the official record of the decisions made by the Management Committee and shall be binding on the parties. The President of Idaho shall chair the Management Committee meetings.

                                       5
CONSIDERATION

8. During the term of this Agreement, Idaho shall pay to Crystallex the sum of FIFTEEN THOUSAND (CDN$15,000.00) DOLLARS Canadian per month payable on the last day of each month in which the services were provided.

9. In addition to the monthly payment, Idaho shall grant an incentive stock option of Two Million Two Hundred and Fifty Thousand (2,250,000) shares to Crystallex at the price of CDN$1.08 per share being the price announced by the news release following the entering into of the Memorandum of Understanding between the parties dated the 10th day of January, 2001. The term of incentive stock option shall be five (5) years and concurrent with the term of this Agreement, provided that in the event this agreement is terminated pursuant to the provisions set out herein, then the option period shall expire 90 days after the termination of the Agreement.

10. In the event this Agreement is in full force and effect at a date that is three (3) years from the date of this Agreement, then Crystallex shall be required to exercise thirty per cent (30%) of the options held by it if the shares of Idaho should at that time or any time thereafter during the term of this Agreement, be trading at a price equal to or greater than 3 times the option price for a period of ten (10) continuous days of trading on CDNX, such exercise to be within three
         (3) days of being notified in writing of such event by Idaho and failing the exercise by Crystallex following such notification, then thirty per cent (30%) of the incentive stock options held by Crystallex shall immediately be cancelled.

11. If at any time during the term of this Agreement there shall be a change of control of Idaho then Crystallex shall have the option of cancelling this Agreement and in such event Crystallex shall have one year in which to exercise the options granted hereunder. For the purposes of this Agreement a change of control shall mean the acquiring of such number of shares of Idaho by any entity that gives the acquiring entity the ability to elect a majority of the directors of Idaho at a meeting duly called for that purpose.

                                       6
TERMINATION

12.      This Agreement may be terminated as follows:

         (a) If in any year of the term of this Agreement Idaho has not been successful in reaching the minimum funding set out below by June 30th of the applicable year then Idaho shall have the option to terminate this Agreement:

                  (i)      year 2001 - USD$3,000,000;

                  (ii)     year 2002 - USD$4,000,000;

                  (iii)    year 2003 - USD$5,000,000;

                  (iv)     year 2004 - USD$6,000,000; and

                  (v)      year 2005 - USD$7,000,000;

(b) Crystallex may terminate this Agreement at any time by giving three (3) months notice in writing to Idaho.

NOTICES

13. All notices, and other required communications to the parties shall be in writing and shall be personally delivered to or given by registered certified mail, receipt requested, or by overnight delivery or by telecopy at the following addresses:

         to Idaho:
                  504 Main Street,
                  Suite 470,
                  Lewiston, Idaho, USA 83501
                  Facsimile No.: 208-746-6678


         to Crystallex:
                  Suite 902
                  700 West Pender Street
                  Vancouver, British Columbia
                  Canada  V6C 1G8
                  Facsimile No.:    604-688-3128
         or such other address as a party may advise by giving written notice as required under this Agreement. Any notice given under this Agreement shall be deemed received on the day it was personally delivered or sent by telecopy and ten (10) business days after it was mailed, if sent by mail.

ARBITRATION

14. Any dispute which may arise in respect of this Agreement may, failing settlement by mutual agreement thereof, be referred by any party, upon the expiration of thirty (30) days from the date of giving the other party notice of its intention to do so, for determination to a single arbitrator appointed pursuant to the Commercial Arbitration Act of British Columbia. The determination of such single arbitrator in respect of such dispute shall be final and binding upon the parties hereto.

GENERAL

15. This Agreement shall supersede any and all prior agreements, oral or written, entered into between the parties hereto in connection with this Agreement. This Agreement represents the entire agreement between the parties and no modifications or amendments of its terms shall be binding unless evidenced in writing and signed by authorized representatives of the parties.

16. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable therein.

17.      Time is of the essence of this Agreement.

18. This Agreement shall not be assignable by either party without the written consent of the other party hereto.

19. This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns.

20. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or any provision thereof.

21. This Agreement is subject to acceptance of same by the Canadian Venture Exchange.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

IDAHO CONSOLIDATED METALS CORP

---------------------------------------
Authorized Signatory

CRYSTALLEX INTERNATIONAL CORPORATION

---------------------------------------
Authorized Signatory

                                  SCHEDULE "A"

Idaho Consolidated Metals
5 year Plan and Budget Projection

File:                               SW_5yr
Date:                             02/07/01

All budget estimates in US$million's

--------------------------------------------------------------------------------------------------------------
Year                                     1            2           3           4           5       Subtotals
==============================================================================================================
Exploration Drilling
                                    $4.0         $7.0        $9.0                                       $20.0
--------------------------------------------------------------------------------------------------------------
Background data collection
                                                 $1.0        $1.0        $1.0                            $3.0
--------------------------------------------------------------------------------------------------------------
Development Drilling
                                                             $2.0        $5.0        $7.0               $14.0
--------------------------------------------------------------------------------------------------------------
Feasibility
                                                             $1.0        $2.0                            $3.0
--------------------------------------------------------------------------------------------------------------
Mine Permitting
                                                             $2.0        $4.0        $5.0               $11.0
--------------------------------------------------------------------------------------------------------------
G&A, Corporate Development          $0.8         $0.8        $0.8        $1.0        $1.0                $4.4
Legal                               $0.2         $0.2        $0.2        $0.2        $0.2                $1.0
Data Conversion                     $0.2         $0.2        $0.1                                        $0.5
--------------------------------------------------------------------------------------------------------------
Project Construction                                                                      *
==============================================================================================================
Grand Totals                                $5.2        $9.2       $16.1       $13.2        $13.2       $56.9
--------------------------------------------------------------------------------------------------------------

* Project Financing for mine construction is not included as it is planned to be debt financing.

                                  SCHEDULE "A"
                                   (continued)

Idaho Consolidated Metals Corporation
2001 Field Season Stillwater Exploration Detail Budget

File:                         swbud_y2001
Created:                        12/12/00
Revised:                          2/1/01

                                                                 Blakely         CCA     Crescent      Fishtail Lost Mtn
                                                                   Creek                    Creek         Creek      VEZ
Description                   Quantity     Unit   Unit Rate
Prefeasibility Study review            2   days        $500           $0      $1,000           $0            $0         $0
Map Preparation                       49   days        $500       $3,000      $2,000       $4,000        $5,000     $3,000
Mapping Equip.  (GPS,                320   days        $400       $6,000     $10,000      $36,000       $42,000     $8,000
datalogger, phone link,
computer)
Geologic Mapping (includes 2         320   days      $1,100      $16,500     $27,500      $99,000      $115,500    $22,000
geo and 2 assistant)
Soil Sampling                        320  sample        $15           $0      $3,000           $0          $300         $0
Hand Sample Assays                  2338  sample        $20       $5,400      $6,000       $6,200        $6,560     $6,200
Sampling Supplies (bags, field      7035  sample        $10       $2,550      $8,200       $2,850       $47,050     $2,250
books, etc)
Drill hole survey                     20   days        $800       $1,600      $1,600       $4,000        $4,800         $0
Claim survey and remonumenting       206   days        $350       $5,250      $1,750      $10,500       $12,600     $8,750
Permitting                            47   days        $500       $1,000      $3,000       $3,000        $9,000     $1,500
Geophysics                            82   days      $1,500       $9,000     $13,500      $27,000       $28,500    $13,500
Trenching                           1000   feet         $10           $0     $10,000           $0            $0         $0
Trench sample assays                 250  sample        $17           $0      $4,250           $0            $0         $0
Core Drilling                      40800   Feet         $45      $45,000    $180,000     $567,000      $720,000    $90,000
Core Sample Assays                 10200  sample        $20       $5,000     $20,000      $63,000       $80,000    $10,000
Camp (includes cook, camp and        320   day         $350       $5,250      $8,750      $31,500       $36,750     $7,000
food)
Transportation (pickups and          320   day         $150       $2,250      $3,750      $13,500       $15,750     $3,000
fourwheelers)
Data Analysis and report              77   day         $300       $1,500      $3,000       $3,600        $5,400     $2,700
Metallurgical                          3   test      $1,500           $0      $4,500           $0            $0         $0
Environmental Backgrd Data             3   day         $400           $0      $1,200           $0            $0         $0
Helicopter Support                   653  hours        $550       $8,250     $27,500     $132,000      $167,200     $2,200
Claim Fees                          1900  claim        $100      $10,000     $13,000      $26,600       $25,000    $10,000
Contingency (10%)                                                $11,755     $34,050     $100,315      $129,641    $18,010

Totals                                                          $139,305    $387,550   $1,130,065    $1,451,051   $208,110
                                                               Nye Basin  Picket Pin     Platinum     Subtotals
                                                                                              Fox
Description                   Quantity     Unit   Unit Rate
Prefeasibility Study review            2   days        $500           $0          $0           $0        $1,000
Map Preparation                       49   days        $500       $2,000      $3,000       $2,500       $24,500
Mapping Equip.  (GPS,                320   days        $400       $7,200     $10,800       $8,000      $128,000
datalogger, phone link,
computer)
Geologic Mapping (includes 2         320   days      $1,100      $19,800     $29,700      $22,000      $352,000
geo and 2 assistant)
Soil Sampling                        320  sample        $15           $0      $1,500           $0        $4,800
Hand Sample Assays                  2338  sample        $20       $5,200      $6,200       $5,000       $46,760
Sampling Supplies (bags, field      7035  sample        $10       $2,050      $3,200       $2,200       $70,350
books, etc)
Drill hole survey                     20   days        $800       $1,600        $700       $1,600       $15,900
Claim survey and remonumenting       206   days        $350       $8,050     $21,600       $3,500       $72,000
Permitting                            47   days        $500       $1,500      $3,000       $1,500       $23,500
Geophysics                            82   days      $1,500      $15,000     $13,500       $3,000      $123,000
Trenching                           1000   feet         $10           $0          $0           $0       $10,000
Trench sample assays                 250  sample        $17           $0          $0           $0        $4,250
Core Drilling                      40800   Feet         $45      $90,000     $72,000      $72,000    $1,836,000
Core Sample Assays                 10200  sample        $20      $10,000      $8,000       $8,000      $204,000
Camp (includes cook, camp and        320   day         $350       $6,300      $9,450       $7,000      $112,000
food)
Transportation (pickups and          320   day         $150       $2,700      $4,050       $3,000       $48,000
fourwheelers)
Data Analysis and report              77   day         $300       $2,400      $2,700       $1,800       $23,100
Metallurgical                          3   test      $1,500           $0          $0           $0        $4,500
Environmental Backgrd Data             3   day         $400           $0          $0           $0        $1,200
Helicopter Support                   653  hours        $550      $11,000      $5,500       $5,500      $359,150
Claim Fees                          1900  claim        $100      $10,000     $90,000       $5,400      $190,000
Contingency (10%)                                                $18,480     $19,490      $14,660      $346,401

Totals                                                          $213,280    $304,390     $166,660    $4,000,411

Totals for each Property
Blakely Creek                                                   $139,305
CCA                                                             $387,550
Crescent Creek                                                $1,130,065
Fishtail                                                      $1,451,051
Lost Mtn VEZ                                                    $208,110
Nye Basin                                                       $213,280
Picket Pin                                                      $304,390
Platinum Fox                                                    $166,660



Geological Total                                              $4,000,411

G and A (includes Vancouver, Lewiston closure, Montana          $800,000
office and Elk City Maintenance) 12mo@$66.67k/mo
Legal                                                           $200,000
Data Conversion                                                 $200,000
Grand Total                                                   $5,200,411